EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

June 27, 2006

Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Arena Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering the registration of an aggregate of 6,500,000 shares of the Company’s Common Stock (the “Shares”), including (i) 6,000,000 shares for issuance pursuant to the Company’s 2006 Long-Term Incentive Plan (the “Incentive Plan”) and (ii) 500,000 shares of the Company’s Common Stock for issuance pursuant to the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Incentive Plan, the ESPP, the Company’s Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when sold and issued in accordance with the Registration Statement and related prospectus, the Incentive Plan or the ESPP, as applicable, the Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Steven M. Przesmicki